FORM 3

                            U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549


                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


----------------------------------------    ------------------------   ---------------------------    ---------------------

1. Name and Address of Reporting Person    2. Date of Event           4. Issuer Name and Ticker
                                              Requiring Statement        or Trading Symbol
                                              (Month/Day/Year)

   LK Global (Holdings) NV                      10/10/97                   Juno Acquisitions, Inc.

-----------------------------------------   ------------------------   -----------------------------  ---------------------
  (Last)    (First)    (Middle)            3. IRS or Social Security  5. Relationship of Reporting   6. If Amendment,
                                              Number of Reporting        Person to Issuer               Date of Original
                                              Person (Voluntary)         (Check all applicable)        (Month/Day/Year)

                                                                         [ ] Director  [X] 10% Owner
                                                                         [ ] Officer   [ ] Other (specify
                                                                             (title        below)
                                                                             below)
 Dukes Court, Dukes Street
-------------------------------
         (Street)

 Woking Surrey, England GU215BH
--------------------------------------------------------------------------------------------------------------------------
   (City)    (State)  (Zip)



                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1.Title of Security              2. Amount of Securities           3. Ownership Form:     4. Nature of Indirect Beneficial
  (Instr. 4)                        Beneficially Owned                Direct (D) or          Ownership (Instr. 5)
                                    (Instr. 4)                        Indirect (I)
                                                                      (Instr. 5)

  Common Stock                       9,915,425                             D


Reminder:  Report on a separate line for each class of securities
           beneficially owned directly or indirectly.             (Over)
           (Print or Type Responses)                         SEC 1473 (8-92)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                     CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------   ----------------------  ------------------------    --------------   ----------------    --------------

1. Title of Derivative    2. Date Exercisable     3. Title and Amount of      4. Conversion    5.  Ownership       6. Nature of
   (Instr. 4)                and Expiration Date     Securities Underlying       or Exercise       Form of            Indirect
                             (Month/Day/Year)        Derivative Security         of Price of       Derivative         Beneficial
                                                     (Instr. 4)                  Derivative        Security:          Ownership
                                                                                 Security          Direct (D)         (Instr.5)
                                                                                                   or Indirect (I)
                                                                                                   (Instr. 5)

                          ------------- ----------    -------- -----------

                          Date          Expiration    Title    Amount or
                          Exercisable   Date                   Number of
                                                                Shares
 ---------------------    ------------- --------- ------------------------   --------------   -----------------   --------------
   None
 ---------------------    ------------- --------- ------------------------   --------------   -----------------   --------------

 ---------------------    ------------- --------- ------------------------   --------------   -----------------   --------------


Explanation of Responses:

       N/A


    LK GLOBAL (HOLDINGS) NV


      DR. LYCOURGOS K. KYPRIANOU                           10/17/97
    --------------------------------------            --------------------
    **Signature of Reporting Person                          Date

      Dr. Lycourgos K. Kyprianou, Managing Director

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. and 15 U.S.C. 78ff(a).



Page 2
SEC 1473 (8-92)